     Earnings Release

JETBLUE ANNOUNCES FIRST QUARTER 2020 RESULTS

NEW YORK (May 7, 2020) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2020:

•
Reported GAAP loss per share of ($0.97) in the first quarter of 2020 compared to a diluted earnings per share of $0.14 in the first quarter of 2019. Adjusted loss per share was $0.42(1) in the first quarter of 2020 versus adjusted diluted earnings per share of $0.16(1) in the first quarter of 2019.  Note A to this earnings release includes the GAAP to Non-GAAP reconciliation between reported and adjusted diluted earnings per share.

•
GAAP pre-tax loss of ($354) million in the first quarter of 2020, compared to a pre-tax income of $58 million in the first quarter of 2019. Excluding the one-time items, adjusted pre-tax loss of ($152) million(1), versus adjusted pre-tax income of $70 million(1) in the first quarter of 2019.

•
GAAP pre-tax margin of (22.3%) in the first quarter of 2020, down 25.4 percentage points from a pre-tax margin of 3.1% in the first quarter of 2019 due to the impact of COVID-19. Adjusted pre-tax margin of (9.5%)(1), a decline of 13.2 percentage points year over year from adjusted pre-tax margin of 3.7%(1), exclusive of the one-time costs.

Operational Highlights from the First Quarter

•
First quarter 2020 revenue declined 15.1% year over year as a result of a 52% decline in March revenue due to the impact of COVID-19, resulting in both lower demand volumes and a very challenging fare environment following a very solid start to the year.

•
Reduced March capacity by 19% year over year and took aggressive action to reduce second quarter 2020 schedules to mitigate cash burn. Our ability to adjust March schedules was limited to close-in cancellations.

•
Operating expenses increased 7.1% year over year. Excluding special items, adjusted operating expenses(1) declined 3.6% year over year. We successfully removed ~$150 million from our planned cost base in the first quarter driven by variable cost reductions, mainly through capacity cuts in March and fixed costs reductions achieved by adjusting work schedules where possible and eliminating some discretionary spend.

•
Increased cash, cash equivalents and short-term investments from $1.3 billion at the end of 2019 to approximately $1.8 billion at end of first quarter of 2020. We further increased our liquidity to $3.1 billion as of April 30, 2020, resulting from additional financing transactions and full disbursement from the CARES Act Payroll Support Program of $936 million.

Balance Sheet and Liquidity

•	JetBlue ended the first quarter with approximately $1.8 billion in unrestricted cash, cash equivalents, and short-term investments, or 22.2% of 2019 revenue.

•	JetBlue repaid $102 million in regularly scheduled debt and finance lease obligations during the first quarter of 2020.

•	JetBlue has taken the following measures to-date to bolster liquidity:

◦	Raised $1.0 billion under a secured, 364-day term loan.

◦	Drew down $550 million under the existing credit revolver.

◦	Negotiated with business partners to extend payment terms and reduce expenses.

◦	Revised order book with Airbus, resulting in a $1.1 billion reduction in aircraft capital expenditures through 2022.

◦	Deferred plans to take delivery of four leased aircraft announced in January.

◦	Paused A320 cabin restyling program, having completed over half of our fleet.

◦	Suspended all non-essential projects across the organization.

◦	Ceased share repurchases until further notice.

•
Resulting from the actions taken, JetBlue expects to reduce its daily cash burn from an average of $18 million in the second half of March to just below $10 million in May, excluding the CARES Act support of approximately $5 million per day through the end of the third quarter.

CARES Act

•
JetBlue reached an agreement with the Department of Treasury to receive $936 million under the Payroll Support Program of the CARES Act. The payment consists of $685 million in grants and $251 million in an unsecured term loan.

•	In consideration for the payment, we issued approximately 2.6 million warrants to the Department of Treasury.

•	In late April, JetBlue applied for the Loan Program of the CARES Act, which would provide up to $1.14 billion in additional liquidity, if needed.

Fuel Expense and Hedging

The realized fuel price in the quarter was $1.86 per gallon, a 9.3% decline versus first quarter 2019 realized fuel price of $2.05.

The decline in average fuel prices reduced the Company's first quarter 2020 fuel expense by approximately $46 million versus our January 2020 guidance. The reduction in fuel consumption driven by capacity cuts reduced the Company’s first quarter 2020 fuel expense by approximately $40 million versus our January 2020 guidance.

JetBlue has entered into forward fuel derivative contracts to hedge its fuel consumption for the second, third, and fourth quarter of 2020.  Based on the forward curve as of April 24th, JetBlue expects an average all-in price per gallon of fuel of $0.76 in the second quarter of 2020.

Protecting our Stakeholders

“I could not be prouder of our JetBlue family - not just over the past two decades - but for their service to each other, our customers, and our communities as they provide an essential service during the coronavirus pandemic,” said Robin Hayes, JetBlue’s Chief Executive Officer.

“We entered this crisis with the second strongest balance sheet among U.S. airlines. In the past two months, we have moved quickly to both protect and strengthen our liquidity position. Since the beginning of March, we have made decisive changes to our growth plan to minimize cash burn, including deep capacity cuts to our schedules. We have now reduced our CAPEX plan by $1.3 billion between now and the end of 2022, and by the end of May, we anticipate we will have lowered our operating expenses by approximately 50% year over year.

As we move towards recovery, we have three priorities. The first is the immediate need to protect the safety of our Crewmembers and Customers. The second is to minimize cash burn. The third priority is to set JetBlue up for future success by restoring Customer confidence, by returning to cash generation, and by rebuilding our margins and balance sheet.

We believe that, not only will we get through this crisis, but we will ultimately emerge as a stronger JetBlue. JetBlue has been a force for good for our industry, and we have been resilient through crises for over 20 years.”

Action Plan, Revenue and Capacity

“Our first priority since the onset of the pandemic has been to ensure the safety of our customers and crewmembers. We have responded quickly to changing conditions, and overseen the rapid evolution of policies and programs designed to address the threats to crewmember and customer safety posed by this virus,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer.

“Although the overall number of bookings remained extremely limited, we believe that we reached the bottom in terms of demand around mid-April, and expect to have a better sense of third and the fourth quarter of 2020 by early summer.

Our March capacity declined 19% year over year, as a result of scheduled reductions and close-in cancellations. Our working assumption for the second quarter is for capacity to be down about 80% compared to our original plan.

While much of our team is focused on navigating the near-term challenges, we are focused on how the business will look for customers and crewmembers as we transition to recovery. We believe our inherent strengths as a trusted brand with an unparalleled culture and superior product will serve us well, as customers evaluate their air travel options. We plan to continue to be thoughtful as we adapt to changing customer needs.”

Cost Performance and Outlook

“Thanks to our continued focus in managing JetBlue to investment grade metrics, building a strong balance sheet, improving our cost structure and strengthening our margins, we believe we are in the best position of any time in our 20-year history to effectively weather this crisis and emerge even stronger,” said Steve Priest, JetBlue’s Chief Financial Officer.

“From a financial perspective, we are focusing our efforts over the coming months on three key areas: preserving our liquidity, reducing operating expenses, and managing our capital expenditures.

We started the year with $1.3 billion in cash, cash equivalents and short-term investments. By the close of April, our liquidity position reached $3.1 billion, or ~38% of our 2019 revenue, including the payroll support through the CARES act.

In addition to successfully raising liquidity in a short period, we have acted with urgency to minimize our cash burn, reducing our expenses and re-working our plan for capital expenditures. We lowered our cash burn from an average of $18 million per day during the second half of March, to just under $10 million per day by May, excluding proceeds from the Payroll Support Program. We are leaving no stone unturned to protect the financial security of JetBlue.”

Earnings Call Details
JetBlue will conduct a conference call to discuss its quarterly earnings today, May 7, 2020 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com.

For further details see the First Quarter 2020 Earnings Presentation available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to nearly 100 cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information, please visit jetblue.com.

Notes

(1)	Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
Statements in this Earnings Release (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; our significant fixed obligations and substantial indebtedness; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the impact of infectious diseases that affects demand for air travel or travel behavior, such as the ongoing impact of the coronavirus (“COVID-19”); adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2019 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this Earnings Release might not occur. Our forward-looking statements speak only as of the date of this Earnings Release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

This Earnings Release also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,		Percent
	2020	2019	Change
OPERATING REVENUES
Passenger	$1,511	$1,802	(16.1)
Other	77	69	10.7
Total operating revenues	1,588	1,871	(15.1)

OPERATING EXPENSES
Aircraft fuel and related taxes	365	437	(16.4)
Salaries, wages and benefits	601	575	4.5
Landing fees and other rents	112	115	(3.3)
Depreciation and amortization	139	124	12.0
Aircraft rent	21	25	(14.4)
Sales and marketing	53	66	(20.2)
Maintenance, materials and repairs	160	155	3.1
Other operating expenses	269	286	(5.8)
Special items	202	12	1,642.9
Total operating expenses	1,922	1,795	7.1

OPERATING (LOSS) INCOME	(334)	76	(540.2)

Operating margin	(21.0)%	4.1%	(25.1)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(25)	(20)	26.8
Capitalized interest	3	3	21.1
Interest income and other	2	(1)	310.3
Total other income (expense)	(20)	(18)	10.9

(LOSS) INCOME BEFORE INCOME TAXES	(354)	58	(710.8)

Pre-tax margin	(22.3)%	3.1%	(25.4)	pts.

Income tax (benefit) expense	(86)	16	(625.6)

NET (LOSS) INCOME	$(268)	$42	(744.4)

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(0.97)	$0.14
Diluted	$(0.97)	$0.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	277.2	305.3
Diluted	277.2	306.9

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended
	March 31,		Percent
	2020	2019	Change
Revenue passengers (thousands)	8,150	10,165	(19.8)
Revenue passenger miles (millions)	10,392	12,734	(18.4)
Available seat miles (ASMs) (millions)	14,891	15,437	(3.5)
Load factor	69.8%	82.5%	(12.7)	pts.
Aircraft utilization (hours per day)	10.6	11.8	(10.2)

Average fare	$185.44	$177.24	4.6
Yield per passenger mile (cents)	14.54	14.15	2.8
Passenger revenue per ASM (cents)	10.15	11.67	(13.0)
Revenue per ASM (cents)	10.67	12.12	(12.0)
Operating expense per ASM (cents)	12.91	11.63	11.0
Operating expense per ASM, excluding fuel (cents)(1)	9.01	8.66	4.0

Departures	83,295	89,236	(6.7)
Average stage length (miles)	1,160	1,153	0.6
Average number of operating aircraft during period	259.1	252.9	2.5
Average fuel cost per gallon, including fuel taxes	$1.86	$2.05	(9.3)
Fuel gallons consumed (millions)	197	213	(7.8)
Average number of full-time equivalent crewmembers	18,698	18,292

(1) Refer to Note A at the end of our Earnings Release for more information on this non-GAAP financial measure. Operating expense per available seat mile, excluding fuel (“CASM Ex-Fuel”) excludes fuel and related taxes, other non-airline operating expenses, and special items.

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)
	March 31,	December 31,
	2020	2019
	(unaudited)
Cash and cash equivalents	$1,618	$959
Total investment securities	184	372
Total assets	12,340	11,918
Total debt	3,217	2,334
Stockholders' equity	4,366	4,799

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP financial measures in this press release. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information below provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM Ex-Fuel”)

Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure. For the first quarter of 2020, special items include the impairment charge of our Embraer E190 fleet resulting from the decline in demand caused by the coronavirus ("COVID-19") pandemic. Special items for the first quarter of 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended
	March 31,
	2020		2019
	$	per ASM	$	per ASM

Total operating expenses	$1,922	$12.91	$1,795	$11.63
Less:
Aircraft fuel and related taxes	365	2.45	437	2.83
Other non-airline expenses	14	0.09	9	0.06
Special items	202	1.36	12	0.08
Operating expenses, excluding fuel	$1,341	$9.01	$1,337	$8.66

Operating Expense, Income before Taxes, Net Income and Earnings per Share, excluding special items

Our GAAP results in the applicable periods were impacted by charges that are deemed special items. We believe the impacts of these items make our results difficult to compare to prior periods as well as future periods and guidance. For the first quarter of 2020, special items include the impairment charge of our Embraer E190 fleet resulting from the decline in demand caused by the coronavirus ("COVID-19") pandemic. Special items for the first quarter of 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe the impacts of these items distort our overall trends and that our metrics and results are enhanced with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impacts of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, INCOME BEFORE TAXES, NET INCOME AND EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Total operating revenues	$1,588	$1,871

Total operating expenses	$1,922	$1,795
Less: Special items	202	12
Total operating expenses excluding special items	$1,720	$1,783

Operating (loss) income	$(334)	$76
Add back: Special items	202	12
Operating (loss) income excluding special items	$(132)	$88

Operating margin excluding special items	(8.3)%	4.7%

(Loss) income before income taxes	$(354)	$58
Add back: Special items	202	12
(Loss) income before income taxes excluding special items	$(152)	$70

Pre-tax margin excluding special items	(9.5)%	3.7%

Net (loss) income	$(268)	$42
Add back: Special items	202	12
Less: Income tax benefit related to special items	50	3
Net (loss) income excluding special items	$(116)	$51

(Loss) Earnings Per Common Share:
Basic	$(0.97)	$0.14
Add back: Special items, net of tax	0.55	0.02
Basic excluding special items	$(0.42)	$0.16

Diluted	$(0.97)	$0.14
Add back: Special items, net of tax	0.55	0.02
Diluted excluding special items	$(0.42)	$0.16

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com